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                                                                     Exhibit 2.4

                                AMENDMENT NO. 3
                    TO AGREEMENT AND PLAN OF REORGANIZATION

   THIS AMENDMENT NO. 3 dated as of December 23, 1997 (this "Amendment") is entered into among Lightbridge, Inc., a Delaware corporation ("Lightbridge"), Coral Systems, Inc., a Delaware corporation (the "Surviving Corporation"), and R.D. Bloomer, as Holders' Agent (the "Holders' Agent"), to amend the Agreement and Plan of Reorganization dated as of September 9, 1997, as amended by Amendment No. 1 thereto dated as of October 9, 1997 and by Amendment No. 2 dated as of November 6, 1997 (as so amended, the "Agreement"). Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the Agreement.

                                    RECITALS

   On September 9, 1997, Lightbridge, Acquisition Corp. and Coral entered into the Agreement and Plan of Reorganization in order to effect the Merger, pursuant to which, among other things, issued and outstanding shares of Coral Capital Stock would be converted into shares of Lightbridge Common. On October 9, 1997, Lightbridge, Acquisition Corp. and Coral entered into Amendment No. 1 to such Agreement and Plan of Reorganization in order to modify the definition of Calculation Price. On November 6, 1997, Lightbridge, Acquisition Corp. and Coral entered into Amendment No. 2 to such Agreement and Plan of Reorganization in order to modify the procedure for determining any post-closing balance sheet adjustments.

   The Holders' Agent has been designated as attorney-in-fact and authorized and empowered to act for and on behalf of the Stockholders pursuant to Section 8.1 of the Agreement as initially executed.

   In connection with the final determination of post-closing balance adjustments under the Agreement and related matters, the parties desire to modify certain provisions of the Agreement as set forth herein.

   NOW, THEREFORE, Lightbridge, the Surviving Corporation and the Holders' Agent hereby agree as follows:

   1. Section 1.4.4 of the Agreement is hereby deleted in its entirety, and the following is substituted therefor:

          The following terms used in this Section 1.4 shall have the indicated meanings:

          (a) The "Aggregate Preference" shall mean 820,024 shares of Lightbridge Common.

          (b) The "Aggregate Share Number" shall mean 1,006,472 shares of Lightbridge Common.

          (c)  The "Calculation Price" shall equal $17.325.

          (d) The "Common Consideration" shall mean 0.0582385 shares of Lightbridge Common.

          (e)  The "Remainder Amount" shall equal 0.02014321 shares.

          (f) The "Series A Consideration" shall mean 0.06779167 shares of Lightbridge Common.

          (g) The "Series B Consideration" shall mean 0.14481853 shares of Lightbridge Common.
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          (h)  The "Series C Consideration" shall mean 0.14402255 shares of
               Lightbridge Common.

          (i)  The "Stock Consideration Number" shall equal 892,073 shares.

   2. Notwithstanding any other provision of the Agreement (including the updated version of the Schedule delivered by Coral to Lightbridge on November 6,
1997), to the extent that any claims, costs, losses, expenses, liabilities or other damages suffered or incurred by Lightbridge or the Surviving Corporation by reason of or otherwise arising out of the claims made in the notice described in paragraph 2.6.3(b) of the updated version of the Schedule exceed $50,000, the excess shall constitute Damages for which Lightbridge and the Surviving Corporation shall be indemnified under Article 7 of the Agreement, subject to the provisions of Section 7.4 thereof.

   3. Except as contemplated by the preceding paragraphs 1 and 2, the provisions of the Agreement shall remain in full force and effect to the same extent as in force and effect prior to the execution and delivery of this Amendment.

   IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                        LIGHTBRIDGE, INC.


                                        By: /s/ Pamela D.A. Reeve
                                           -------------------------------------
                                           President and Chief Executive Officer

                                        CORAL SYSTEMS, INC.


                                        By:  /s/ Pamela D.A. Reeve
                                           -------------------------------------
                                           Chief Executive Officer

                                        HOLDERS' AGENT


                                        By: /s/ R.D. Bloomer
                                           -------------------------------------
                                           R.D. Bloomer